Exhibit 10.32
SUBORDINATION AGREEMENT
(“Agreement”)
      Each of the undersigned persons and any other party signatory hereto as a Creditor (singly and collectively, “Creditor”), is interested in the financial success of OCULUS INNOVATIVE SCIENCES, INC. (“Debtor”) and acknowledges that VENTURE LENDING & LEASING IV, INC. and VENTURE LENDING & LEASING III, LLC, as successor in interest to VENTURE LENDING & LEASING III, INC. (“Lenders”) have entered or are presently intending to enter into certain financing arrangements with Debtor. Each Creditor agrees that the financing arrangements between Lenders and each of them, and Debtor are in Debtor’s and Creditor’s best interests and, in order to induce Lenders and each of them, to continue such financing arrangements, Creditor agrees as follows:
1. The term “Obligations” is used in this Agreement in its broadest and most comprehensive sense and shall mean all present and future indebtedness of Debtor which may be, from time to time, incurred by Debtor, including, but not limited to, any negotiable instruments evidencing the same, all guaranties, debts, demands, monies, indebtedness, liabilities and obligations owed or to become owing, including interest, principal, costs, and other charges, and all claims, rights, causes of action, judgments, decrees, remedies, or other obligations of any kind whatsoever and howsoever arising, whether voluntary, involuntary, absolute, contingent, direct, indirect, or by operation of law.
2. The term “Creditor Obligations” means all Obligations owing at any time by Debtor to Creditor.
3. The term “Lenders Obligations” means any and all Obligations owed by Debtor to Lenders and each of them, including, but not limited to, Obligations arising pursuant to any agreements between either of the Lenders and Debtor, now or hereafter existing, whether matured or not.
4. Except as provided in section 6, below, the Creditor Obligations are hereby subordinated in right of payment and lien priority and subject, in the manner and to the extent described below, to any and all Lenders Obligations so long as any Lenders Obligations shall remain unpaid, in whole or in part, or Lenders or either of them, are committed or otherwise obligated to extend credit to Debtor.
5. So long as any of the Lenders Obligations remain unpaid, in whole or in part, or so long as either of the Lenders are committed or otherwise obligated to extend credit to Debtor, Creditor agrees that, except to the extent that payments under the Creditor Obligations are permitted under Section 6 below, Creditor shall not: (a) collect, or receive payment upon, by setoff or in any other manner, all or any portion of the Creditor Obligations now or hereafter existing; (b) sell, assign, transfer, pledge, or give a security interest in the Creditor Obligations (except subject expressly to this Agreement); (c) declare or in any other manner find or hold Debtor in default under the

Creditor Obligations; (d) enforce or apply any security, now or hereafter existing for the Creditor Obligations; (e) commence, prosecute or participate in any administrative, legal, or equitable action against Debtor concerning the Creditor Obligations; (f) join in any petition for bankruptcy, assignment for the benefit of creditors, or creditors’ agreement; (g) take, maintain or enforce any lien or security, which is senior to Lenders’ interests, in any property, real or personal, to secure the Creditor Obligations; or (h) incur any obligation to, or receive any loans, advances, dividends, payments of any kind or gifts from, Debtor.
6. Notwithstanding the preceding section, Creditor and Debtor shall be permitted at any time without Lenders’ consent (i) to convert or exchange any or all outstanding Creditor Obligations into other forms of indebtedness (“New Indebtedness”) so long as such New Indebtedness would constitute Creditor Obligations under this Agreement and would be governed by the terms of this Agreement, or (ii) to convert or exchange any or all outstanding Creditor Obligations (including New Indebtedness that constitutes Creditor Obligations) into equity securities, or rights to purchase equity securities, of Debtor. New Indebtedness or equity securities of Debtor received by Creditor pursuant to the preceding sentence shall not be considered to be a collection or receipt of payment upon the Creditor Obligations under this Agreement, nor shall such equity securities be subject to Section 11 hereof. Further, notwithstanding the preceding section, Debtor shall be permitted to make and Creditor may accept and retain payment upon that portion of the Creditor Obligations evidenced by that certain Non-Negotiable Secured Promissory Note dated November 10, 2006 in the original principal amount of $4,000,000.00, provided, however, that prior to any such payment Debtor has consummated an initial public offering of Debtor’s shares of common stock resulting in gross proceeds of at least $30,000,000.00.
7. All security interests and liens now or hereafter existing of the Creditor, if any, in respect of the Creditor Obligations or in respect of any future Obligations of Debtor to Creditor shall be subject, subordinate and junior in all respects and at all times to the security interests and liens now or hereafter existing of Lenders and each of them, regardless of the time or order of attachment or perfection of such Liens, the time or order of filing of financing statements or other instruments. All of the Lenders Obligations now or hereafter existing shall be first paid by Debtor before any payment shall be made by Debtor on the Creditor Obligations. This priority of payment shall apply at all times until all of the Lenders Obligations have been repaid in full. In the event of any assignment by Debtor for the benefit of Debtor’s creditors, any bankruptcy proceedings instituted by or against Debtor, the appointment of any receiver for Debtor or Debtor’s business or assets, or any dissolution or other winding up of the affairs of Debtor or of Debtor’s business, and in all such cases, the officers of Debtor and any assignee, trustee in bankruptcy, receiver or other person or persons in charge, respectively, are hereby directed to pay to Lenders the full amount of the Lenders Obligations before making any payments to Creditor.
8. Creditor agrees that if part or all of the Creditor Obligations are evidenced, now or in the future, by a promissory note or other instrument, Creditor shall place or cause to be placed on its face a legend stating that the payment thereof is subject to the terms of this Agreement and is subordinate to the payment of all the Lenders Obligations. Creditor agrees to mark all books of account in such manner as to indicate that payment thereof is subordinated pursuant to the terms of this Agreement.
9. Creditor agrees that Lenders and each of them, shall have absolute power and discretion, without notice to Creditor, to deal in any manner with the Lenders Obligations, including, interest, costs and expenses payable by Debtor to Lenders and each of them, and any security and guaranties therefor including, but not limited to, release, surrender, extension, renewal, acceleration, compromise, or substitution. Creditor hereby waives and agrees not to assert against Lenders and each of them, any rights which a guarantor or surety could exercise; but nothing in this Agreement shall constitute Creditor a guarantor or surety. Creditor hereby waives the right, if any, to require that Lenders marshal, or otherwise proceed to dispose of or foreclose upon, collateral Lenders may have in any manner or order.
10. If, at any time hereafter, either of the Lenders shall, in their own judgment, determine to discontinue the extension of credit to or on behalf of Debtor, Lenders and each of them, may do so. This Agreement and Lenders’ rights and privileges hereunder shall continue until payment in full of all of the Lenders Obligations notwithstanding any action or non-action by either of the Lenders with respect to the Lenders Obligations or with respect to any collateral therefor or any guaranties thereof. All rights, powers and remedies hereunder shall apply to all past, present and future Lenders Obligations, including under successive transactions, any of which may continue, renew, increase, decrease or from time to time create new Lenders Obligations and notwithstanding that from time to time any of the Lenders Obligations theretofore existing may have been paid in full.
11. Creditor further agrees that if Creditor should, contrary to Section 5 above, take or receive any additional security interest in, or additional lien by way of attachment, execution, or otherwise on any property, real or personal, or should take or join in any other measure or advantage contrary to this Agreement, at any time prior to the payment in full of all of the Lenders Obligations, Lenders and each of them, shall be entitled to have the same vacated, dissolved and set aside by such proceedings at law, or otherwise, as Lenders may deem proper, and this Agreement shall be and constitute full and sufficient grounds therefor and shall entitle Lenders and each of them, to become a party to any proceedings at law, or otherwise, initiated by either of the Lenders or by any other party, in or by which Lenders and each of them, may deem it proper to protect their respective interests hereunder. Creditor agrees that if Creditor violates this Agreement, Creditor shall be liable to Lenders and each of them, for all losses and damages sustained by either of the Lenders by reason of such breach.
12. Except as otherwise expressly agreed to herein, if Creditor shall receive any payments, security interests, or other rights in any property of Debtor in violation of this Agreement, such payment or property shall be received by Creditor in trust for Lenders and each of them, and shall forthwith be delivered and transferred to Lenders.

13. For so long as any of the Lenders Obligations remain unpaid, Creditor irrevocably appoints Lenders and each of them, as Creditor’s attorney-in-fact, and grants to Lenders and each of them, a power of attorney with full power of substitution, in the name of Creditor or in the name of Lenders, for the use and benefit of Lenders, without notice to Creditor, to perform at Lenders’ option the following acts in any bankruptcy, insolvency or similar proceeding involving Debtor: To file the appropriate claim or claims in respect of the Creditor Obligations on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Lenders and each of them, elects, in their sole discretion, to file such claim or claims.
14. Creditor represents and warrants that Creditor has not previously subordinated the Creditor Obligations for the benefit of any other party, and agrees that any such subordinations hereafter executed shall be expressly made subject and subordinate to the terms of this Agreement. Creditor further warrants having established with Debtor adequate means of obtaining, on an ongoing basis, such information as Creditor may require which may affect the ultimate satisfaction by Debtor of the Creditor Obligations. Lenders and each of them, shall have no duty to provide any such information to Creditor.
15. Subject to the execution and delivery of this Agreement by Lenders, each Creditor and Debtor, Lenders and each of them, hereby authorize, consent to, ratify and approve Debtor’s execution and delivery of all documents pursuant to the Creditor Obligations, including any promissory notes issued to Creditors, all actions of Debtor in connection with the Creditor Obligations and Debtor’s entering into the transactions contemplated by the Creditor Obligations. Lenders and each of them, hereby waive any and all provisions of the documents evidencing the Lenders Obligations for the sole purpose of allowing Debtor to incur the Creditor Obligations and to enter into the transactions contemplated thereby. This waiver is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenant contained in any document evidencing the Lenders Obligations.
16. This Agreement shall be binding upon the successors and assigns of Creditor, and shall inure to the benefit of Lenders’ successors and assigns.
17. This Agreement and all rights and liabilities of the parties hereto shall be governed as to validity, interpretation, enforcement and effect by the laws of the State of California without regard to its conflicts of law rules. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile or other means of electronic transmission, each of which when taken together shall constitute one and the same instrument and agreement.
18. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs whether or not suit is brought.
19. This Agreement shall remain in full force and effect until each of the Lenders Obligations has been indefeasibly repaid.

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      IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be executed and delivered by their proper and duly authorized officers as of November 7, 2006.
Lender:

Venture Lending & Leasing III, LLC

By:	/s/ Ronald W. Swenson

Name:	Ronald W. Swenson

Title:	Chief Executive Officer
Lender:

Venture Lending & Leasing IV, Inc.

By:	/s/ Ronald W. Swenson

Name:	Ronald W. Swenson

Title:	Chief Executive Officer

Creditor:

/s/ R.C. Burlingame
R.C. BURLINGAME , an individual

Acknowledgment of Debtor
The undersigned, being the Debtor named in the foregoing Agreement accepts and consents to such Agreement, and agrees to be bound by all of the provisions thereof and to recognize all priorities and other rights granted thereby to Venture Lending & Leasing IV, Inc. and to pay its Obligations only in accordance therewith.
Dated: November 7, 2006

OCULUS INNOVATIVE SCIENCES, INC.

By:	/s/ Jim Schutz

Name:	Jim Schutz
Title:	Gen. Counsel